Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Sandra M. Salah

Sr. Director of Marketing and Investor Relations

SYNNEX Corporation

(510) 668-3715

sandras@synnex.com

SYNNEX Corporation Updates First Quarter FY2005 Outlook

FREMONT, CA — March 1, 2005 — SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company, today announced an updated revenue and earnings outlook for the first quarter of fiscal 2005, ended February 28, 2005.

The following outlook is based on the Company’s current expectations for the first quarter of fiscal 2005. The outlook amounts do not include any special charges or restructuring amounts:

These statements are forward looking and actual results may differ materially.

•	Total revenues are expected to be in the range of $1.343 billion to $1.350 billion.

•	Distribution revenues are expected to be in the range of $1.216 billion to $1.221 billion.

•	Assembly revenues are expected to be in the range of $127 million to $129 million

•	Gross margin percentage is expected to be approximately 4.30%.

•	Diluted earnings per share are expected to be in the range of $0.31 to $0.33.

The calculation of diluted earnings per share for the first quarter of fiscal 2005 is based on an approximate weighted average diluted share count of 31.45 million.

All statements relating to the Company’s first quarter financial performance in this press release are preliminary and may change based on the Company’s management and independent auditors completion of customary quarterly closing and review procedures.

Commenting on the updated outlook, Robert Huang, President and Chief Executive Officer noted, “we did see increasing competitiveness in the IT channel in the later stages of the first quarter, along with a mild reduction in demand versus our expectations. These factors affected our ability to achieve our distribution sales goals for the quarter. This increased competitive environment was true in both of our main distribution geographies, Canada and the United States. Also, in our Canadian distribution business, our expected synergies from our recent EMJ acquisition, have been slower to realize. We expect to more fully realize the benefits of the EMJ deal by the end of our fiscal year. While our assembly revenues were lower than our expectations, it was primarily due to a shortage of a critical component that should be resolved in our second quarter. Overall we still expect growth in the assembly business for fiscal year 2005.”

Mr. Huang further noted, “we are clearly not pleased with our performance for the first quarter of fiscal 2005. However, we are confident in our long-term ability to continue to execute in the IT distribution marketplace and grow our revenues and profits, as we have shown we can do. In summary, we consider our updated revenue results of the first quarter, which are still an improvement over the prior year first quarter, to be a short-term set-back in our growth objectives. We are continuing to invest in our model, including the introduction of additional IT OEM products and services, which we believe will contribute to our growth over the long-term.”

Conference Call

SYNNEX will be discussing its updated outlook on a conference call today at 5:30 p.m. EST. The conference call can be accessed by dialing 866-246-6870 in North America or 334-420-1230 outside North America. The confirmation code for the call is 661739. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until March 15, 2005.

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, continue to, could and should and the negative of these terms or other similar expressions. These forward-looking statements include, but are not limited to, statements regarding the expected ranges for the first quarter of fiscal 2005 for our total revenues, distribution revenues, assembly revenues, net income and diluted earnings per share, our expectations regarding gross margin percentage, our expectations as to when we may more fully realize the benefits of the EMJ acquisition, our expectations as to growth in our assembly business for fiscal 2005 and our confidence in our ability to continue to execute in the IT distribution marketplace and grow our revenues and profits. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; variations in our levels of excess inventory and doubtful accounts and changes in the terms of OEM supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business and other risks and uncertainties detailed in our Form 10-K for the fiscal year ended November 30, 2004 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

SYNNEX and the SYNNEX logo are trademarks of SYNNEX Corporation or its subsidiaries and should be treated as such. All rights reserved. All other company names mentioned herein are trademarks of their respective owners.

Source: SYNNEX Corporation